Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” and to the use of our report dated March 22, 2005 (Except for the sixth paragraph of Note 2, to which the date is November 9, 2005), with respect to the financial statements of Magellan Midstream Holdings, L.P. and Magellan Midstream Holdings, L.P. Predecessor, and our report dated March 22, 2005, with respect to the balance sheets of Magellan Midstream Holdings GP, LLC, included in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-129623) and related Prospectus of Magellan Midstream Holdings, L.P. for the registration of 17,000,000 common units representing limited partner interests.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

January 27, 2006